EXHIBIT 99

PRESS RELEASE  DATED July 5, 2009

BEMIS COMPANY, INC.

One Neenah Center, 4th Floor

P.O. Box 669

Neenah, Wisconsin  54957-0669

For additional information please contact:

Melanie E. R. Miller

Vice President, Investor Relations

and Treasurer

(920) 527-5045

Kristine Pavletich

Public Relations Specialist

(920)527-5159

FOR IMMEDIATE RELEASE

BEMIS TO ACQUIRE ALCAN PACKAGING FOOD AMERICAS

Bolsters Bemis’ flexible packaging business with

additional technologies, an expanded product offering, and operational synergies

Bemis Investor Webcast Monday, July 6 at 9:00 a.m. Central Time

NEENAH, WISCONSIN,  July 5, 2009 — Bemis Company, Inc. (NYSE: BMS) announced today that it has signed a definitive agreement to acquire the Food Americas operations of Alcan Packaging, a business unit of international mining group Rio Tinto plc (LON: RIO; ASX: RIO), for $1.2 billion.  Pursuant to the agreement, Bemis will acquire 23 Food Americas flexible packaging facilities in the U.S., Canada, Mexico, Brazil, Argentina, and New Zealand.  These facilities produce flexible packaging for the food and beverage industries.  The transaction is expected to be accretive to diluted GAAP earnings per share (EPS) beginning in 2010.

For the year ended December 31, 2008, Alcan Packaging Food Americas recorded net sales of $1.5 billion and adjusted EBITDA of approximately $166 million.  The purchase price represents an adjusted EBITDA multiple of approximately 6.7 times when taking into account the estimated $100 million of tax benefits related to the structuring of much of the transaction as a purchase of assets.  Further adjusting the valuation for estimated annual run-rate synergies of $65 million results in an adjusted EBITDA multiple of approximately 4.8 times.  The transaction is expected to close by the end of 2009, subject to customary closing conditions and regulatory review.

“We are very pleased to add Alcan Packaging’s Food Americas business to the Bemis organization,” said Henry Theisen, Bemis President and Chief Executive Officer.  “Both Bemis and Alcan Packaging have strong, collaborative relationships with renowned food and consumer products customers.  We each have a long history of dedication to outstanding quality and manufacturing excellence.  In pooling our resources, we will diversify our existing technologies and product lines which will broaden our product offering and augment our technical capabilities.  This acquisition provides value from all angles and is a prudent investment in Bemis’ future.”

Highlights of the transaction:

•                  Increased global presence:  Bemis’ pro forma 2008 net sales increase 40 percent to approximately $5.3 billion with the percentage of net sales to the resilient food packaging space increasing from 57 percent to approximately 70 percent of total Bemis net sales.  The transaction also adds nearly 4,600 employees to Bemis’ global workforce for a total of over 20,000 employees at 84 manufacturing locations worldwide.

•                  Substantial synergy opportunity: Bemis expects over $65 million of annual run-rate pre-tax synergies to be achieved by the end of the second year following the acquisition date.  Of this total improvement, nearly 50 percent is expected to be achieved within 12 months of completing the transaction.  These improvements will be achieved primarily by optimizing product mix, improving operational and supply chain efficiencies, and reducing duplicate administrative costs.

•                  Financing structure preserves solid investment grade credit rating: Management intends to fund the purchase price with a combination of $1.0 billion in debt and $200 million in equity.  Management is confident that the combined companies will generate strong free cash flow to support diligent debt repayment and an investment grade credit rating.

“Bemis has historically maintained a strong balance sheet to ensure our ability to take advantage of opportunities like this,” said Theisen.  “Alcan Packaging Food Americas has demonstrated a commitment to investing in their operations and their workforce.  The combined companies are expected to generate cash flow sufficient to rapidly reduce debt outstanding while maintaining our combined portfolio of world class manufacturing facilities, investing in growth opportunities, and supporting Bemis’ historic dividend policy.  The two companies clearly complement each other, and I’m looking forward to the exciting future this combination will bring.”

Barclays Capital and Greenhill & Co. are acting as financial advisors to Bemis for this transaction, while Baker & McKenzie LLP is acting as primary legal advisor to Bemis.

Investment Community Conference Call and Webcast

Bemis will host a conference call and webcast with slides, to discuss this transaction on Monday, July 6, 2009, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time).  Individuals are encouraged to access the live webcast at Bemis’ website, www.bemis.com, in the “Investor Relations” section. Individuals also can listen to the live conference call in the United States by dialing 800-946-0744.  The passcode is 4339498.  A replay of the call will be available until July 13, 2009, by dialing 719-457-0820.  The replay passcode is also 4339498. Copies of the presentation related to the transaction webcast will be available at Bemis’ website.

Forward Looking Statements

Statements in this release that are not historical, including statements relating to the expected future performance of the Company, are considered “forward-looking” and are presented pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.  Such content is subject to certain risks and uncertainties, including but not limited to future changes in cost or availability of raw materials, consumer buying patterns under certain economic conditions, changes in customer order patterns, the results of competitive bid processes, costs associated with the pursuit of business combinations (pursuant to SFAS No. 141R), unexpected costs associated with completing the acquisition, a failure in our information technology infrastructure or applications, foreign currency fluctuations, changes in working capital requirements, and the availability and related cost of financing from banks and capital markets.  Actual future results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors which are detailed in the Company’s regular SEC filings including the most recently filed Form 10-K for the year ended December 31, 2008.

Additional information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission.  Such reports are available from the Securities and Exchange Commission’s public reference facilities and its Web site, Bemis’ investor relations department, and Bemis’ Web site, www.bemis.com.

About Bemis Company, Inc.

Bemis Company is a major supplier of flexible packaging and pressure sensitive materials used by leading food, consumer products, manufacturing, and other companies worldwide.  Founded in 1858, the Company reported 2008 net sales of $3.8 billion.  The Company’s flexible packaging business has a strong technical base in polymer chemistry, film extrusion, coating and laminating, printing and converting. The Company’s pressure sensitive materials business specializes in adhesive technologies.  Headquartered in Neenah, Wisconsin, Bemis employs about 15,800 individuals in 61 manufacturing facilities in 11 countries around the world.  More information about the Company is available at its website, www.bemis.com.

About Alcan Packaging

Alcan Packaging, a business unit of international mining group Rio Tinto plc, is a global leader in value-added specialty packaging for the food, pharmaceutical, beauty and tobacco industries. Headquartered in Paris, France, Alcan Packaging is comprised of 129 facilities and 29,000 employees in 31 countries. Alcan Packaging’s Food Americas division is based in Chicago, Illinois and operates 23 facilities in North America, South America, and New Zealand with 4,600 employees. For more information, please visit www.alcanpackagingfood.com.